Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Chris Forrey investor@bc.com	Media Contact - Amy Evans mediarelations@bc.com

For Immediate Release: February 20, 2025

Boise Cascade Company Reports Fourth Quarter and Full Year 2024 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported fourth quarter net income of $68.9 million, or $1.78 per share, on sales of $1.6 billion. For the full year 2024, Boise Cascade reported net income of $376.4 million, or $9.57 per share, on sales of $6.7 billion. For 2023 comparative results, see the table below.

“As we close out 2024, I first want to express my gratitude to our associates as they have shown commitment to our values and steadfast support for our customers, suppliers, and each other. We had many accomplishments during the year, which included both divisions delivering solid financial results, additional growth in our distribution business, capital investments in support of our EWP growth strategy, and meaningful capital returns to our shareholders,” stated Nate Jorgensen, CEO. “As we look forward to 2025, uncertainties surrounding the economy and residential construction activity will heavily influence the demand environment. However, our balance sheet remains strong, and we are well positioned to continue executing our reinvestment and growth strategies, while serving and supporting our customer and vendor partners.”

Fourth Quarter and Year End 2024 Highlights

	4Q 2024	4Q 2023	% change	2024	2023	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,567,480	$1,644,256	(5)%	$6,724,294	$6,838,245	(2)%
Net income	68,900	97,535	(29)%	376,354	483,656	(22)%
Net income per common share - diluted	1.78	2.44	(27)%	9.57	12.12	(21)%
Adjusted EBITDA [1]	128,655	160,582	(20)%	632,838	756,697	(16)%
Segment Results
Wood Products sales	$419,670	$449,676	(7)%	$1,832,317	$1,932,602	(5)%
Wood Products income	33,583	64,128	(48)%	231,454	337,132	(31)%
Wood Products EBITDA [1]	56,581	92,693	(39)%	324,657	435,842	(26)%
Building Materials Distribution sales	1,438,785	1,492,614	(4)%	6,166,493	6,178,690	—%
Building Materials Distribution income	70,701	70,497	—%	303,385	335,808	(10)%
Building Materials Distribution EBITDA [1]	84,459	80,613	5%	352,919	368,161	(4)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In fourth quarter 2024, total U.S. housing starts and single-family housing starts decreased 6% and 4%, respectively, compared to the same period in 2023. For the full year 2024, total housing starts decreased 4%, while single-family housing starts increased 7%, compared to 2023. Single-family housing starts are the key demand driver for our sales.

Wood Products

Wood Products' sales, including sales to Building Materials Distribution (BMD), decreased $30.0 million, or 7%, to $419.7 million for the three months ended December 31, 2024, from $449.7 million for the three months ended December 31, 2023. The decrease in sales was driven by lower sales prices for LVL and I-joists (collectively referred to as EWP) and plywood, as well as lower I-joist sales volumes. These decreases were offset partially by higher LVL and plywood sales volumes. Wood Products' segment income decreased $30.5 million to $33.6 million for the three months ended December 31, 2024, from $64.1 million for the three months ended December 31, 2023. The decrease in segment income was due primarily to lower EWP and plywood sales prices.

For the year ended December 31, 2024, sales, including sales to BMD, decreased $100.3 million, or 5%, to $1,832.3 million from $1,932.6 million in 2023. The decrease in sales was driven by lower sales prices for EWP, as well as lower plywood sales volumes and prices. Other sales related to lumber and residual byproducts also decreased. These decreases were offset partially by higher EWP sales volumes. Wood Products' segment income decreased $105.7 million to $231.5 million for the year ended December 31, 2024, from $337.1 million for the year ended December 31, 2023. The decrease in segment income was due primarily to lower EWP and plywood sales prices, as well as higher wood fiber and conversion costs. These decreases in segment income were offset partially by higher EWP sales volumes.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	4Q 2024 vs. 4Q 2023	2024 vs. 2023

Average Net Selling Prices
LVL	(10)%	(7)%
I-joists	(10)%	(7)%
Plywood	(7)%	(5)%
Sales Volumes
LVL	11%	11%
I-joists	(2)%	7%
Plywood	2%	(5)%

Building Materials Distribution

BMD's sales decreased $53.8 million, or 4%, to $1,438.8 million for the three months ended December 31, 2024, from $1,492.6 million for the three months ended December 31, 2023. Compared with the same quarter in the prior year, the overall decrease in sales was driven by a 2% decrease in both sales price and volume. By product line, commodity sales decreased 4%, general line product sales increased 1%, and EWP sales (substantially all of which are sourced through our Wood Products segment) decreased 11%. BMD segment income increased $0.2 million to $70.7 million for the three months ended December 31, 2024, from $70.5 million for the three months ended December 31, 2023. General and administrative expenses decreased $3.6 million, offset by increased depreciation and amortization expense of $3.6 million. The decrease in general and administrative expenses was due primarily to acquisition-related expenses in the prior year quarter for the BROSCO acquisition. Gross margins were flat when compared to the same quarter in the prior year.

For the year ended December 31, 2024, sales decreased $12.2 million, or less than 1%, to $6,166.5 million from $6,178.7 million in 2023. The decrease in sales was driven by a sales price decrease of 3%, offset partially by a sales volume increase of 3%. Excluding the impact of the BROSCO acquisition on October 2, 2023, sales would have decreased by 2%. By product line, commodity sales decreased 5%, general line product sales increased 7%, and EWP sales decreased 4%. BMD segment income decreased $32.4 million to $303.4 million for the year ended December 31, 2024, from $335.8 million for the year ended December 31, 2023. The decline in segment income was driven by increased selling and distribution expenses and depreciation and amortization expense of $37.4 million and $17.2 million, respectively. These decreases in segment income were offset partially by a gross margin increase of $15.1 million, resulting primarily from improved gross margins on general line products, offset partially by lower gross margins on EWP and commodity products. In addition, general and administrative expenses decreased $6.7 million, due primarily to $5.1 million of acquisition-related expenses in the prior year for the BROSCO acquisition.

Balance Sheet and Liquidity

Boise Cascade ended fourth quarter 2024 with $713.3 million of cash and cash equivalents and $395.7 million of undrawn committed bank line availability, for total available liquidity of $1,109.0 million. The Company had $450.0 million of outstanding debt at December 31, 2024.

Capital Allocation

During the year ended December 31, 2024, the Company used a combined $239.8 million of cash for capital spending and acquisitions. We expect capital expenditures in 2025, excluding potential acquisition spending, to total approximately $220 million to $240 million. Our 2025 capital expenditures range includes additional spending on multi-year investments to add I-joist production capabilities at our Thorsby, Alabama EWP mill, as well as the continuation of significant modernization projects at our Oakdale, Louisiana veneer and plywood mill. Our 2025 capital expenditures range also includes continued spending on the previously announced greenfield distribution centers in Texas and South Carolina in our BMD segment. This level of capital expenditures could increase or decrease as a result of several factors, including acquisitions, efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

For the year ended December 31, 2024, the Company paid common stock dividends of $228.8 million in regular and special dividends, which was comprised of $0.82 per share in regular dividends and a $5.00 per share special dividend. On February 7, 2025, our board of directors declared a quarterly dividend of $0.21 per share on our common stock, payable on March 19, 2025, to stockholders of record on February 24, 2025.

For the year ended December 31, 2024, the Company paid $194.9 million for the repurchase of approximately 1.5 million shares of our common stock. In January 2025, the Company repurchased an additional 250,000 shares of our common stock at a cost of approximately $30 million. Subsequent to these share repurchases, approximately 1.6 million shares were available for repurchase under our existing share repurchase program.

Outlook

Demand for the products we manufacture, as well as the products we purchase and distribute, is correlated with new residential construction, residential repair-and-remodeling activity, and light commercial construction. Residential construction, particularly new single-family construction, is the key demand driver for the products we manufacture and distribute. As reported by the U.S. Census Bureau, housing starts were 1.37 million in 2024. Current industry forecasts for U.S. housing starts are approximately 1.35 million in 2025. Single-family starts in 2024 outpaced 2023 levels by 7%, and are expected to remain at approximately 1.0 million, despite the affordability challenges consumers are facing in the current rate environment. Multi-family starts declined sharply in 2024 and are expected to continue to face headwinds in 2025 due to prohibitive capital costs for developers, combined with elevated levels of multi-family unit completions in 2023 and 2024. We expect 2025 to reflect modest growth in home improvement spending, as the age of U.S. housing stock, elevated levels of homeowner equity, and recent improvement in existing home sales will provide a favorable backdrop for repair-and-remodel spending. Ultimately, macroeconomic factors, the level and expectations for mortgage rates, home affordability, home equity levels, home size, levels of new and existing home inventory for sale, and other factors will influence the near-term demand environment for the products we manufacture and distribute.

As a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices and rising input costs. Our distribution business purchases and resells a broad mix of products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. Future product pricing, particularly commodity products pricing and input costs, may be volatile in response to economic uncertainties, industry operating rates, supply-related disruptions, transportation constraints or disruptions, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns. In addition, changes in laws or government regulations, such as the imposition of tariffs, could impact our product pricing and input costs.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss fourth quarter and full year earnings on Friday, February 21, 2025, at 11 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA, Adjusted EBITDA and Segment EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. We also disclose Segment EBITDA, which is segment income before depreciation and amortization.

We believe EBITDA, Adjusted EBITDA and Segment EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA, Adjusted EBITDA and Segment EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA, Adjusted EBITDA and Segment EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA, Adjusted EBITDA and Segment EBITDA instead of net income or segment income have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA, Adjusted EBITDA and Segment EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. For a reconciliation of net income to EBITDA and Adjusted EBITDA and segment income to Segment EBITDA, please see the section titled, "Summary Notes to Consolidated Financial Statements and Segment Information" below.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our outlook. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2024	December 31
	2024	2023		2024	2023

Sales	$1,567,480	$1,644,256	$1,713,724	$6,724,294	$6,838,245

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,269,769	1,310,062	1,375,719	5,393,607	5,409,311
Depreciation and amortization	37,035	39,085	36,861	144,113	132,467
Selling and distribution expenses	143,512	143,796	157,522	594,927	559,503
General and administrative expenses	25,085	30,241	26,172	102,317	114,434
Other (income) expense, net	(640)	(104)	94	(708)	(1,856)
	1,474,761	1,523,080	1,596,368	6,234,256	6,213,859

Income from operations	92,719	121,176	117,356	490,038	624,386

Foreign currency exchange gain (loss)	(1,061)	362	300	(1,164)	7
Pension expense (excluding service costs)	(38)	(41)	(37)	(149)	(163)
Interest expense	(5,810)	(6,445)	(6,082)	(24,067)	(25,496)
Interest income	7,831	13,142	10,168	39,139	48,106
Change in fair value of interest rate swaps	(465)	(993)	(866)	(2,038)	(1,791)
	457	6,025	3,483	11,721	20,663

Income before income taxes	93,176	127,201	120,839	501,759	645,049
Income tax provision	(24,276)	(29,666)	(29,801)	(125,405)	(161,393)
Net income	$68,900	$97,535	$91,038	$376,354	$483,656

Weighted average common shares outstanding:
Basic	38,490	39,653	38,848	39,086	39,649
Diluted	38,735	40,020	39,063	39,318	39,901

Net income per common share:
Basic	$1.79	$2.46	$2.34	$9.63	$12.20
Diluted	$1.78	$2.44	$2.33	$9.57	$12.12

Dividends declared per common share	$0.21	$5.20	$5.21	$5.82	$8.70

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2024	December 31
	2024	2023		2024	2023

Segment sales	$419,670	$449,676	$453,896	$1,832,317	$1,932,602

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	348,601	340,845	361,313	1,446,555	1,432,745
Depreciation and amortization	22,998	28,565	23,551	93,203	98,710
Selling and distribution expenses	11,016	11,215	10,587	43,268	45,116
General and administrative expenses	3,394	4,844	4,640	17,660	20,404
Other (income) expense, net	78	79	(48)	177	(1,505)
	386,087	385,548	400,043	1,600,863	1,595,470

Segment income	$33,583	$64,128	$53,853	$231,454	$337,132

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	83.1%	75.8%	79.6%	78.9%	74.1%
Depreciation and amortization	5.5%	6.4%	5.2%	5.1%	5.1%
Selling and distribution expenses	2.6%	2.5%	2.3%	2.4%	2.3%
General and administrative expenses	0.8%	1.1%	1.0%	1.0%	1.1%
Other (income) expense, net	—%	—%	—%	—%	(0.1%)
	92.0%	85.7%	88.1%	87.4%	82.6%

Segment income	8.0%	14.3%	11.9%	12.6%	17.4%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2024	December 31
	2024	2023		2024	2023

Segment sales	$1,438,785	$1,492,614	$1,567,466	$6,166,493	$6,178,690

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,212,013	1,265,493	1,322,001	5,221,945	5,249,211
Depreciation and amortization	13,758	10,116	12,928	49,534	32,353
Selling and distribution expenses	132,550	132,635	146,994	551,874	514,513
General and administrative expenses	10,482	14,100	10,580	40,666	47,414
Other (income) expense, net	(719)	(227)	142	(911)	(609)
	1,368,084	1,422,117	1,492,645	5,863,108	5,842,882

Segment income	$70,701	$70,497	$74,821	$303,385	$335,808

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	84.2%	84.8%	84.3%	84.7%	85.0%
Depreciation and amortization	1.0%	0.7%	0.8%	0.8%	0.5%
Selling and distribution expenses	9.2%	8.9%	9.4%	8.9%	8.3%
General and administrative expenses	0.7%	0.9%	0.7%	0.7%	0.8%
Other (income) expense, net	—%	—%	—%	—%	—%
	95.1%	95.3%	95.2%	95.1%	94.6%

Segment income	4.9%	4.7%	4.8%	4.9%	5.4%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Year Ended
	December 31		September 30, 2024	December 31
	2024	2023		2024	2023
Segment sales
Wood Products	$419,670	$449,676	$453,896	$1,832,317	$1,932,602
Building Materials Distribution	1,438,785	1,492,614	1,567,466	6,166,493	6,178,690
Intersegment eliminations	(290,975)	(298,034)	(307,638)	(1,274,516)	(1,273,047)
Total net sales	$1,567,480	$1,644,256	$1,713,724	$6,724,294	$6,838,245

Segment income
Wood Products	$33,583	$64,128	$53,853	$231,454	$337,132
Building Materials Distribution	70,701	70,497	74,821	303,385	335,808
Total segment income	104,284	134,625	128,674	534,839	672,940
Unallocated corporate costs	(11,565)	(13,449)	(11,318)	(44,801)	(48,554)
Income from operations	$92,719	$121,176	$117,356	$490,038	$624,386

Segment EBITDA
Wood Products	$56,581	$92,693	$77,404	$324,657	$435,842
Building Materials Distribution	84,459	80,613	87,749	352,919	368,161

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31, 2024	December 31, 2023

ASSETS

Current
Cash and cash equivalents	$713,260	$949,574
Receivables
Trade, less allowances of $5,506 and $3,278	321,820	352,780
Related parties	173	181
Other	22,772	20,740
Inventories	803,296	712,369
Prepaid expenses and other	24,747	21,170
Total current assets	1,886,068	2,056,814

Property and equipment, net	1,047,083	932,633
Operating lease right-of-use assets	49,673	62,868
Finance lease right-of-use assets	22,128	24,003
Timber deposits	6,916	7,208
Goodwill	171,945	170,254
Intangible assets, net	173,027	190,743
Deferred income taxes	3,705	4,854
Other assets	8,838	9,269
Total assets	$3,369,383	$3,458,646

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	December 31, 2024	December 31, 2023

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$297,676	$310,175
Related parties	1,315	1,501
Accrued liabilities
Compensation and benefits	127,415	149,561
Interest payable	9,957	9,958
Other	127,653	122,921
Total current liabilities	564,016	594,116

Debt
Long-term debt, net	446,167	445,280

Other
Compensation and benefits	42,006	40,189
Operating lease liabilities, net of current portion	43,174	56,425
Finance lease liabilities, net of current portion	26,883	28,084
Deferred income taxes	78,849	82,014
Other long-term liabilities	17,014	16,874
	207,926	223,586

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 45,139 and 44,983 shares issued, respectively	451	450
Treasury stock, 6,956 and 5,443 shares at cost, respectively	(341,974)	(145,335)
Additional paid-in capital	565,041	560,697
Accumulated other comprehensive loss	(460)	(517)
Retained earnings	1,928,216	1,780,369
Total stockholders' equity	2,151,274	2,195,664
Total liabilities and stockholders' equity	$3,369,383	$3,458,646

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Year Ended December 31
	2024	2023
Cash provided by (used for) operations
Net income	$376,354	$483,656
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	147,402	135,414
Stock-based compensation	15,486	15,410
Pension expense	149	163
Deferred income taxes	(2,416)	(180)
Change in fair value of interest rate swaps	2,038	1,791
Other	(379)	(1,898)
Decrease (increase) in working capital, net of acquisitions
Receivables	31,068	(35,024)
Inventories	(89,266)	22,286
Prepaid expenses and other	(1,029)	(824)
Accounts payable and accrued liabilities	(35,595)	37,146
Income taxes payable	(2,405)	28,590
Other	(3,087)	928
Net cash provided by operations	438,320	687,458

Cash provided by (used for) investment
Expenditures for property and equipment	(229,569)	(215,438)
Acquisitions of businesses and facilities, net of cash acquired	(10,221)	(162,774)
Proceeds from sales of assets and other	1,970	2,660
Net cash used for investment	(237,820)	(375,552)

Cash provided by (used for) financing
Treasury stock purchased	(194,904)	(6,426)
Dividends paid on common stock	(228,814)	(346,493)
Tax withholding payments on stock-based awards	(11,141)	(5,926)
Other	(1,955)	(1,831)
Net cash used for financing	(436,814)	(360,676)

Net decrease in cash and cash equivalents	(236,314)	(48,770)

Balance at beginning of the period	949,574	998,344

Balance at end of the period	$713,260	$949,574

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2024 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the (i) three months ended December 31, 2024 and 2023, (ii) three months ended September 30, 2024, and (iii) year ended December 31, 2024 and 2023:

	Three Months Ended			Year Ended
	December 31		September 30, 2024	December 31
	2024	2023		2024	2023
	(in thousands)
Net income	$68,900	$97,535	$91,038	$376,354	$483,656
Interest expense	5,810	6,445	6,082	24,067	25,496
Interest income	(7,831)	(13,142)	(10,168)	(39,139)	(48,106)
Income tax provision	24,276	29,666	29,801	125,405	161,393
Depreciation and amortization	37,035	39,085	36,861	144,113	132,467
EBITDA	128,190	159,589	153,614	630,800	754,906
Change in fair value of interest rate swaps	465	993	866	2,038	1,791
Adjusted EBITDA	$128,655	$160,582	$154,480	$632,838	$756,697

The following table reconciles segment income and unallocated corporate costs to Segment EBITDA, EBITDA and Adjusted EBITDA for the (i) three months ended December 31, 2024 and 2023, (ii) three months ended September 30, 2024, and (iii) year ended December 31, 2024 and 2023:

	Three Months Ended			Year Ended
	December 31		September 30, 2024	December 31
	2024	2023		2024	2023
	(in thousands)
Wood Products
Segment income	$33,583	$64,128	$53,853	$231,454	$337,132
Depreciation and amortization	22,998	28,565	23,551	93,203	98,710
Segment EBITDA	$56,581	$92,693	$77,404	$324,657	$435,842

Building Materials Distribution
Segment income	$70,701	$70,497	$74,821	$303,385	$335,808
Depreciation and amortization	13,758	10,116	12,928	49,534	32,353
Segment EBITDA	$84,459	$80,613	$87,749	$352,919	$368,161

Corporate
Unallocated corporate costs	$(11,565)	$(13,449)	$(11,318)	$(44,801)	$(48,554)
Foreign currency exchange gain (loss)	(1,061)	362	300	(1,164)	7
Pension expense (excluding service costs)	(38)	(41)	(37)	(149)	(163)
Change in fair value of interest rate swaps	(465)	(993)	(866)	(2,038)	(1,791)
Depreciation and amortization	279	404	382	1,376	1,404
EBITDA	(12,850)	(13,717)	(11,539)	(46,776)	(49,097)
Change in fair value of interest rate swaps	465	993	866	2,038	1,791
Corporate Adjusted EBITDA	$(12,385)	$(12,724)	$(10,673)	$(44,738)	$(47,306)

Total Company Adjusted EBITDA	$128,655	$160,582	$154,480	$632,838	$756,697